Exhibit 99.1

KINGOLD JEWELRY ANNOUNCES TERMINATION OF

AT MARKET ISSUANCE SALES AGREEMENT

WUHAN CITY, China, December 15, 2014 - Kingold Jewelry, Inc. ("Kingold" or "the Company") (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that it and MLV & Co. LLC (“MLV”) mutually agreed to immediately terminate the previously announced At Market Issuance Sales Agreement pursuant to which the Company could have offered and sold up to $10,000,000 of shares of its common stock from time to time with MLV as sales agent (“ATM Facility”). The Company did not sell any shares of its common stock under the ATM Facility.

The Chairman of Kingold intends to schedule a meeting of its Board of Directors to review corporate strategy with a view towards enhancing stockholder value. The review process will be ongoing and is expected to define corporate goals that focus on increasing stockholder value, providing greater access to management, setting high standards of corporate governance, reviewing the role of professional advisors and providing investors with the appropriate level of information and transparency.

The Company’s management and its Board of Directors are proud of Kingold’s success at the operating level and look forward to seeing that success reflected in the Company’s stock performance.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today through a variable interest entity, or VIE, relationship with Wuhan Kingold Jewelry Company Limited, a corporation incorporated in the People’s Republic of China, is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments, and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “expects,” “believe,” “project,” “anticipate,” or similar expressions. The forward-looking statements in this release include statements regarding Kingold’s investor relations review and the timing of the implementation and the effects of such review. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Forward-looking statements are subject to a number of risks, including those contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Kingold Jewelry, Inc. December 15, 2014	Page 2

Company Contact
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.
Katherine Yao, Associate
+86 10-6587-6435
kyao@equityny.com

Adam Prior, Senior Vice President
(212) 836-9606
aprior@equityny.com